U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Scurto, Edith M.
   613 Linden Drive
   Carol Stream, IL USA 60188
2. Issuer Name and Ticker or Trading Symbol
   Great Lakes REIT, Inc. GL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   04/30/98
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   Senior Vice President

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common stock               |4/30/9|M   | |37500             |A  |16.00      |65719              |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
1997 February Stock   |16.00   |4/30/|M   | |           |375| [1] |2/27/|Common stock|       |16.00  |37500       |D  |            |
Option (right to buy) |        |98   |    | |           |00 |     |07   |            |       |       |            |   |            |
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1996 ISO Stock Option |        |     |    | |           |   |     |     |Common stock|       |       |2667        |D  |            |
(right to buy)        |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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1997 December Stock   |        |     |    | |           |   |     |     |Common stock|       |       |11000       |D  |            |
Option (right to buy) |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. Options to purchase 75,000 shares of common stock were granted to Ms. Scurto on 2/27/97. The options have a term of 10 years and a strike price of $16.
Fifty percent of the options vest on the date of grant and fifty percent vest on 8/27/98.

/s/ Edith M. Scurto
SIGNATURE OR REPORTING PERSON
Edith M. Scurto
DATE
5/22/98